UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2018

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35471

(Commission file number)

27-4867100

(IRS Employer Identification No.)

1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079

(Address of principal executive offices) (Zip Code)

(281) 258-4400

(Company’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 5, 2018, the Company entered into a third amendment to the First Amended and Restated Credit and Security Agreement (“Amendment No. 3”) among the Company, as borrower, the guarantors party thereto, the lenders party thereto (the “Credit Agreement Lenders”) and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the Lenders (the “Credit Agreement”). Amendment No. 3, among other things, increases the aggregate maximum commitment by the Credit Agreement Lenders to $30,000,000. After giving effect to Amendment No. 3, there was an outstanding balance of $30.0 million on July 5, 2018.

The representations and warranties of the Company in Amendment No. 3 were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the Credit Agreement Lenders. Amendment No. 3 is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the Company in Amendment No. 3 may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

The foregoing description is a summary of the material terms of Amendment No. 3 and does not purport to be complete, and is qualified in its entirety by reference to the full context of Amendment No. 3, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On July 5, 2018, SAE deposited sufficient funds with the trustee for the 2019 Notes to pay the redemption price payable in respect of all outstanding 2019 Notes, plus accrued and unpaid interest on the 2019 Notes to, but excluding, the redemption date (subject to the holders of record on July 1, 2018 to receive interest due on the scheduled July 15, 2018 interest payment date). No “make-whole” premiums were required to be paid for the redemption on August 4, 2018 of the 2019 Notes under the indenture under which the 2019 Notes were issued (the “2019 Notes Indenture”).

As a consequence of the foregoing, SAE satisfied and discharged its obligations (subject to certain exceptions) under the 2019 Notes Indenture and the related security documents in accordance with the satisfaction and discharge provisions of the 2019 Notes Indenture. Upon the satisfaction and discharge of the 2019 Notes Indenture on July 5, 2018, all of the liens on the collateral securing the 2019 Notes were released and SAE and the guarantors were discharged from their respective obligations under the 2019 Notes and the guarantees thereof.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the upsize of the credit agreement and the redemption of the 2019 Notes is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01.	Other Events.

On July 5, 2018, SAE issued a press release announcing that it called for redemption the remaining $1,865,000 of the original $150 million aggregate principal amount of its outstanding 10% Senior Secured Notes due 2019 (the “2019 Notes”). The redemption date for the 2019 Notes is August 4, 2018, and holders will receive a redemption price of 100% of the principal amount of the 2019 Notes, plus accrued and unpaid interest up to, but not including, the redemption date (subject to the holders of record on July 1, 2018 to receive interest due on the scheduled July 15, 2018 interest payment date).

The information contained in this Current Report on Form 8-K shall not constitute a notice of redemption of the 2019 Notes. The redemption is being made solely pursuant to a formal notice of redemption dated July 5, 2018 and delivered to the holders of the 2019 Notes.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 3 to First Amended and Restated Credit and Security Agreement dated July 5, 2018 by and among SAExploration, Inc., as borrower, the guarantors party thereto, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the lenders.

99.1	Press Release dated July 9, 2018.

* SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2018	SAExploration Holdings, Inc.

	By:	/s/ Brent Whiteley
	Name:	Brent Whiteley
	Title:	Chief Financial Officer, General Counsel and Secretary